Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Inter-American Management LLC, a Delaware limited liability company (the “Company”), and Jeffrey Busch (“Employee”) effective as of July 9, 2020 (the “Effective Date”).

Background

Prior to the Effective Date, the Company served as the external manager of GMR (as defined below) pursuant to a management agreement between the Company and GMR. On the Effective Date, GMR has completed the acquisition of the Company and, as a result, the Company is now a subsidiary of GMR and the management agreement has been terminated. This Agreement supersedes and replaces in all respects the Prior Agreement (as defined below).

1.      Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer and President of the Company and Global Medical REIT Inc., a Maryland corporation (“GMR”) and in such other related position or positions, including positions with other direct or indirect subsidiaries of GMR, as may be reasonably assigned from time to time by the board of directors (the “Board”) of GMR. Employee shall also serve as Chairman of the Board during the Employment Period.

2.      Duties and Responsibilities of Employee.

(a)               During the Employment Period, Employee shall, subject to the terms of this Section 2(a), devote Employee’s best efforts and full time and attention to the businesses of GMR and its direct and indirect subsidiaries as may exist from time to time (collectively, GMR and its direct and indirect subsidiaries, including the Company, are referred to as the “Company Group”) as may be necessary to discharge Employee’s duties and responsibilities hereunder.  Employee’s duties and responsibilities shall include those that are usual and customary to the position(s) identified in Section 1, as well as such additional duties relating to such position(s) as may be reasonably assigned to Employee by the Board from time to time. Notwithstanding the foregoing, Employee may, and it shall not be considered a violation of this Agreement for Employee to, (i) as a passive investment, own publicly traded securities; (ii) engage in or serve such professional, charitable, trade association, community, educational, religious, civic or similar types of organizations and activities, as Employee may select; (iii) serve on the boards of directors or advisory committees of any entities; and (iv) attend to Employee’s personal matters and/or Employee’s and/or his family’s personal finances, investments and business affairs, so long as such service or activities described in clauses (i)-(iv) immediately preceding do not interfere with Employee’s performance of Employee’s duties and responsibilities under this Agreement and are not competitive with the Business (as defined herein) of any member of the Company Group, and so long as such service or activities do not result in Employee’s violation of the terms of Sections 9 or 10 below.

(b)               Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant, non-disclosure or similar agreement that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)               Employee’s duties hereunder are in addition to, and not in lieu of, Employee’s fiduciary duties and other legal obligations to each member of the Company Group under applicable law.

3.      Compensation.

(a)               Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $600,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b)               Bonus. Beginning with the 2021 calendar year (so long as Employee is still employed hereunder), Employee shall be eligible for annual performance-based, cash bonus compensation with a target bonus of 100% of Employee’s Base Salary for each calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The performance goals for an applicable calendar year (the “Bonus Year”) shall be established by the Board (or a committee thereof), following consultation with Employee, and communicated to Employee within the first thirty (30) days of the applicable Bonus Year. The amount of the Annual Bonus earned by Employee may be greater or lesser than the target bonus, based on achievement of the performance goals associated with the target bonus (with the actual amount of the Annual Bonus earned by Employee for an applicable Bonus Year determined pursuant a formula established by the Board (or a committee thereof) when it establishes the performance goals for the applicable Bonus Year). Notwithstanding the foregoing, Employee shall be eligible to receive a pro rata portion of the Annual Bonus for the portion of the 2020 calendar year that Employee is employed by the Company following the Effective Date (the “Post-Closing 2020 Bonus”); provided, however, that the amount of the Post-Closing 2020 Bonus earned by Employee shall be based on achievement, as reasonably determined by the Board (or a committee thereof) in its discretion, of the performance goals for the 2020 calendar year that were established and in effect prior to the Effective Date. Each Annual Bonus (and the Post-Closing 2020 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year (or 2020, for the Post-Closing 2020 Bonus) have been achieved, but in no event later than March 15 following the end of such Bonus Year (or, for the Post-Closing 2020 Bonus, no later than March 15, 2021). Except to the extent specifically provided under Section 7(f), no Annual Bonus (or Post-Closing 2020 Bonus), if any, nor any portion thereof, shall be payable unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus (or, for the Post-Closing 2020 Bonus, the Post-Closing 2020 Bonus) is paid. With respect to Employee’s eligibility to receive any bonus with respect to the portion of the 2020 calendar year preceding the Effective Date (a “Pre-Closing 2020 Bonus”), such Pre-Closing 2020 Bonus (if any) shall be determined and paid pursuant to, and subject to the terms of, any applicable bonus program or plan applicable to Employee and in effect immediately prior to the Effective Date; provided, however, that any such Pre-Closing 2020 Bonus shall be reduced on a pro-rata basis to reflect the payment of a Pre-Closing 2020 Bonus (if any) that is attributable only to the portion of the calendar year from January 1, 2020 through the Effective Date.

(c)               Long-Term Incentive. During the Employment Period, Employee shall be eligible to participate in the Global Medical REIT Inc. 2016 Equity Incentive Plan, as amended from time to time (together with any successor equity incentive plans adopted by GMR or the Company, as applicable, the “LTIP”). Such eligibility and any awards granted to Employee under the LTIP shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP, as in effect from time to time, and the applicable award agreement(s) evidencing any such awards.

(d)               Internalization Award. In consideration of Employee entering into this Agreement and as an inducement to remain with the Company, on the Effective Date, Employee shall be granted, under the LTIP, a one-time award of LTIP Units (as defined in the LTIP) with an aggregate dollar value on the Effective Date equal to $2,000,000 (the “Internalization Award”), which Internalization Award shall be evidenced by the award agreement that is attached hereto as Exhibit I (the “Internalization Award Agreement”). All other terms and conditions of the Internalization Award shall be governed by the terms and conditions of the LTIP as in effect from time to time and the Internalization Award Agreement.

4.      Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Initial Term”). On the fourth (4th) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than ninety (90) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.      Business Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6.      Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7.      Termination of Employment.

(a)               Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause.

(i)                        For purposes of this Agreement, “Cause” shall mean:

(A)             Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group;

(B)              Employee’s material breach of any law relating to the workplace or any of the Company’s (or, if applicable to Employee, another member of the Company Group’s) written policies or codes of conduct, including written policies regarding anti-harassment, anti-discrimination, or anti-retaliation;

(C)              Employee’s commission of an act of fraud, theft, dishonesty, embezzlement, or breach of fiduciary duty related to any member of the Company Group or the performance of the Employee’s duties hereunder

(D)             Employee’s commission of an act of gross negligence or willful misconduct related to any member of the Company Group or the performance of the Employee’s duties hereunder, which results (or could reasonably be expected to result in) in material and demonstrable damage to the Company Group;

(E)              the conviction of Employee for, or plea of guilty or nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or the indictment of Employee of any felony (or state law equivalent) or any crime involving moral turpitude, if not discharged or otherwise resolved within eighteen (18) months;

(F)              Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board; or

(G)             notwithstanding Section 7(a)(i), Employee’s violation of any of the covenants set forth in Section 9 or Section 10 provided, however, that to the extent that any act or failure to act is pursuant to a resolution of the Board or upon the instructions of the Board or taken in accordance with the advice of counsel for the Company, such act or failure to act shall not constitute a Cause event.

(ii)                        No termination of Employee’s employment under Sections 7(a)(i)(A), 7(a)(i)(B), or 7(a)(i)(F) shall be effective as a termination for Cause unless the provisions set forth in this Section 7(a)(ii) shall first have been complied with. Employee shall be given written notice by the Board (the “Cause Notice”) of its intention to terminate his employment for Cause stating in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based, and the Cause Notice shall be received by Employee no more than ninety (90) calendar days after the Board learns of such circumstances. If the Board determines that the applicable act or omission constituting the Cause event is capable of cure, Employee shall have thirty (30) days after receiving such Cause Notice in which cure such act or omission, and if cured within such period such act or omission shall not constitute a Cause event.

(b)               Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)               Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason.

(i)                        For purposes of this Agreement, “Good Reason” shall mean:

(A)             The failure of the Board to appoint Employee as Chairman of the Board within ten (10) days after the Effective Date;

(B)              a material diminution in Employee’s Base Salary or a material diminution in Employee’s title, authority, duties, and responsibilities with the Company and the other members of the Company Group (considered as a whole); provided, however, that if Employee is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer or board member, regardless of the reason for such removal, constitute Good Reason; provided further, however, that notwithstanding the foregoing, any removal of Employee as Chairman of the Board shall constitute Good Reason (so long as the conditions of Section 7(c)(ii) are satisfied);

(C)              within the three (3) month period after the occurrence of a Change in Control (as defined below), any material duplication that did not exist prior to the Change in Control with other executive employees of the Company Group of Employee’s title, authorities, duties, or responsibilities;

(D)             a material breach by the Company of any of its obligations to Employee under this Agreement;

(E)              the relocation of the geographic location of Employee’s principal place of employment by more than fifty (50) miles from the Company’s headquarters in Bethesda, Maryland, as of the Effective Date; or

(F)              any requirement that Employee report to a corporate officer or employee of the Company instead of reporting directly to the Board.

(ii)                        Notwithstanding the foregoing provisions of this Section 7(c), any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within ninety (90) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the Board’s receipt of such written notice.

(d)               Death or Disability. Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate upon the death of Employee and shall terminate upon written notice by the Company following Employee’s Disability, in each case with no further obligation under this Agreement of either party hereunder; provided, however, that Employee (or Employee’s estate, as applicable) shall be eligible to receive a Termination Bonus Payment (as defined herein), the Accelerated Vesting (as defined herein), the Ongoing Vesting (as defined herein), and the COBRA Subsidy (as defined herein), subject to the terms and conditions set forth in Section 7(f) (including, for the avoidance of doubt, the requirement of timely execution and non-revocation of a Release by Employee or Employee’s estate, as applicable). For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period. Any question as to the existence of Employee’s Disability as to which the Company and Employee cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Company and Employee. If the Company and Employee are unable to agree on a physician, such qualified independent physician shall be selected by agreement of Employee’s physician and a physician selected by the Company.

(e)               Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)                Effect of Termination.

(i)                        If Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by the Company pursuant to Section 4, is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided to do so in such Release, a release of all claims in substantially the form attached hereto as Exhibit II (as such form may be revised to reflect updates in applicable law) (the “Release”); and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall: (1) make severance payments to Employee in a total amount equal to two (2) times the sum of: (a) twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs (disregarding any reduction thereto that may have given rise to Good Reason); and (b) Employee’s target Annual Bonus for the Bonus Year in which such termination occurs or the Annual Bonus (if any) actually paid to Employee with respect to the preceding Bonus Year, whichever is greater (such total severance payments being referred to as the “Severance Payment”); (2) make a payment to Employee in an amount equal to the target Annual Bonus that Employee would have been eligible to receive for the Bonus Year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in such Bonus Year, and the denominator of which is the total number of days during such Bonus Year (the “Termination Bonus Payment”); (3) cause all unvested equity-based awards subject to time-based vesting granted under the LTIP that are held by Employee as of the date immediately prior to the date on which Employee’s employment terminates (such date of termination, the “Termination Date”) to immediately vest in full and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”); and (4) cause all unvested equity-based awards subject to performance-based vesting granted under the LTIP that are held by Employee as of the date immediately prior to the Termination Date to remain outstanding, notwithstanding Employee’s termination of employment, and eligible to continue vesting based on actual performance through the end of the relevant performance period(s) in accordance with the terms and conditions provided in the applicable award agreements governing such awards, including any pro-ration that is consistent with the terms of other equity-based awards subject to performance-based vesting which were granted to Employee under the LTIP prior to the Effective Date (the “Ongoing Vesting”).

(ii)                        If the Company’s group health plans are subject to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Employee’s employment hereunder is terminated either (A) in circumstances in which Employee is eligible to receive a Severance Payment under Section 7(f)(i) and Employee satisfies each of the conditions to receive a Severance Payment under Section 7(f)(i) or (B) due to the death or Disability of Employee pursuant to Section 7(d) and Employee or Employee’s estate, as applicable, executes a Release on or before the Release Expiration Date, and does not revoke such Release within any time provided by the Company to do so, then, if Employee (or Employee’s estate, as applicable) elects to continue coverage for Employee and/or Employee’s spouse and eligible dependents, if any, under COBRA, the Company shall promptly reimburse Employee (or Employee’s estate, as applicable) on a monthly basis for the difference between the amount Employee (or Employee’s estate, as applicable) pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to Employee (or Employee’s estate, as applicable) on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee (or Employee’s estate, as applicable) submits to the Company documentation of the applicable premium payment having been paid by Employee (or Employee’s estate, as applicable), which documentation shall be submitted by Employee (or Employee’s estate, as applicable) to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee (or Employee’s estate, as applicable) shall be eligible to receive such reimbursement payments until the earliest of: (1) the date that is eighteen (18) months following the Termination Date (the “COBRA Expiration Date”); (2) the date Employee is no longer eligible to receive COBRA continuation coverage (or, if Employee’s termination was due to Employee’s death, the date Employee’s spouse and eligible dependents, if any, are no longer eligible to receive COBRA continuation coverage); and (3) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if (x) the Company’s group health plans are not subject to the continuation coverage requirements of COBRA but Employee satisfies the conditions to receive COBRA Subsidy pursuant to the foregoing provisions of this Section 7(f)(ii) or (y) if the provision of the COBRA Subsidy cannot be provided in the manner described above under the terms of the applicable Company plan, practice, program, policy or without violating applicable law, then the Company shall pay Employee an amount, less applicable taxes, deductions and withholdings, equal to the COBRA Subsidy that would have been paid to Employee pursuant to the foregoing provisions of this Section 7(f)(ii) (the “Replacement Payment”). Each Replacement Payment shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the Termination Date. Employee shall be eligible to receive such Replacement Payment until the earliest of (1) the COBRA Expiration Date or (2) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee). Collectively, (i) the Severance Payment, (ii) any Termination Bonus Payment and (iii) the COBRA Subsidy or the Replacement Payment, as applicable, are referred to herein as the “Termination Benefits”.

(iii)                        The Severance Payment will be divided into substantially equal installments paid over the twenty-four (24) month period beginning on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(iii) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). The Termination Bonus Payment, if any, shall be paid to Employee on the later to occur of: (x) the date that the Annual Bonus for the Bonus Year in which the Termination Date occurs is paid to other similarly-situated executives (but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs); and (y) the date that the first installment of the Severance Payment is paid to Employee.

(iv)                        For the avoidance of doubt, notwithstanding anything herein to the contrary, the Termination Benefits (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by Employee pursuant to Section 4.

(v)                        If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the revocation period specified in the Release has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the Termination Date or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following the Termination Date.

(vi)                        If Employee’s employment hereunder is terminated in circumstances in which: (A) Employee is eligible to receive a Severance Payment under Section 7(f)(i); (B) such termination occurs within the six (6) month period prior to a Change in Control, on the date of a Change in Control, or within the twelve (12) month period following a Change in Control; and (C) Employee satisfies each of the conditions to receive a Severance Payment under Section 7(f)(i), then, subject to all of the other provisions in this Section 7(f) and in addition to the payment of a Termination Bonus Payment (if any) and Accelerated Vesting under Section 7(f)(i): (1) notwithstanding Section 7(f)(i) to the contrary, the Severance Payment shall be an amount equal to three (3) times the sum of (a) twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs (disregarding any reduction thereto that may have given rise to Good Reason) and (b) Employee’s target Annual Bonus for the Bonus Year in which such termination occurs or the Annual Bonus (if any) actually paid to Employee with respect to the preceding Bonus Year, whichever is greater; and (2) notwithstanding Section 7(f)(ii) to the contrary, the COBRA Expiration Date shall be the date that is eighteen (18) months following the Termination Date. For the avoidance of doubt, the Severance Payment specified under this Section 7(f)(vi) shall be in lieu of, and not in addition to, the Severance Payment specified under Section 7(f)(i). If Employee is eligible to receive any of the payments or benefits set forth in this Section 7(f)(vi) (and has satisfied all conditions relating thereto), the Severance Payment and any Termination Bonus Payment (to the extent not already paid) shall be paid in a lump sum on the later of (x) the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date or (y) the date that is (60) days following the Change in Control, and the Termination Bonus Payment shall be calculated by reference to pro-rated performance targets and achievement through the Termination Date (as determined by the Board). If Employee’s employment terminates within the six (6) month period prior to a Change in Control and, at the time any Severance Payment under this Section 7(f)(vi) is payable, Employee has been paid any installments of the Severance Payment pursuant to Section 7(f)(i) (the “Prior Severance Payment”), then Employee shall receive payment of an amount equal to the Severance Payment payable under this Section 7(f)(vi) less the Prior Severance Payment (such amount, the “CIC Payment”), which CIC Payment shall be paid to Employee in a lump sum cash payment within sixty (60) days following such Change in Control, and which payment shall fully and finally satisfy and further obligation to provide any further payments with respect to the remaining portion of the Severance Payment that otherwise would have been payable had the applicable Change in Control not occurred.

(vii)                        For the purposes of this Agreement, “Change in Control” means and includes each of the following:

(A)             the acquisition, either directly or indirectly, by any individual, entity or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of more than 50% of either (1) the then outstanding shares of common stock of the Company, par value $0.001 per share (”Common Stock”), taking into account as outstanding for this purpose such shares of Common Stock issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control (a) any acquisition by the Company or any of its subsidiaries, (b) any acquisition by a trustee or other fiduciary holding the Company’s securities under an employee benefit plan sponsored or maintained by the Company or any of its Affiliates, (c) any acquisition by an underwriter, initial purchaser or placement agent temporarily holding the Company’s securities pursuant to an offering of such securities or (d) any acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the then Outstanding Company Common Stock.

(B)              the individuals who constitute Incumbent Directors at the beginning of any two-consecutive-year period, together with any new Incumbent Directors who become members of the Board during such two-year period, cease to be a majority of the Board at the end of such two-year period. For purposes of this Agreement, “Incumbent Directors” means the individuals elected to the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors serving on the Board at the time of the election or nomination, as applicable, shall be an Incumbent Director. No individual designated to serve as a director by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 7(f)(vii)(A) or Section 7(f)(vii)(C) and no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors shall be an Incumbent Director.

(C)              the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), in each case, unless following such Business Combination:

(1)               the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or the analogous governing body) of the entity resulting from such Business Combination (the “Successor Entity”) (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities to elect a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity (the “Parent Company”));

(2)               no Person (as defined below) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Successor Entity); and

(3)               at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Successor Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(D)             The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company.

For purposes of this Agreement, “Person” means any firm, corporation, partnership, or other entity and also includes any individual, firm corporation, partnership, or other entity as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentence, the term “Person” does not include (i) the Company or any of its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Company’s affiliates, (iii) any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock.

(g)       After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Termination Benefits pursuant to Section 7(f) but, after such determination: (i) the Company subsequently acquires evidence or determines that Employee has failed to abide by the terms of Sections 9, 10 or 11; or (ii) within ninety (90) days following the Termination Date, the Board first acquires evidence that a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Termination Benefits and Employee shall promptly return to the Company all installments of the Termination Benefits received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied (less any amounts withheld or paid by Employee as taxes in respect of such installments).

8.      Disclosures. During the Employment Period, promptly (and in any event, within three (3) Business Days) upon becoming aware of any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, Employee shall disclose such lawsuit, claim or arbitration to the Board.

9.      Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, Employee shall comply with this Section 9.

(a)               Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b)               Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)                        disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)                        disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)                        disclosures and uses that are approved in writing by the Board; or

(iv)                        disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)               Upon the expiration of the Employment Period, and at any other time upon reasonable request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d)               All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)               Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

10.  Non-Competition; Non-Solicitation.

(a)               The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, and as further consideration for the Internalization Award, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b)               During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)                        engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group;

(ii)                        appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii)                        solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv)                        solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)               Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d)               The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)               The following terms shall have the following meanings:

(i)                        “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include the acquisition, development, asset management and disposal of real estate assets underlying licensed healthcare facilities and medical office buildings (but excluding, for the avoidance of doubt, the business operations of such assets).

(ii)                        “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)                        “Market Area” shall mean: (A) the United States of America; and (B) and any other geographic area or market where or with respect to which the Company or any other member of the Company Group conducts or has specific plans to conduct the Business on or at any time during the twelve (12) month period prior to the Termination Date.

(iv)                        “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of eighteen (18) months following the date that Employee is no longer employed by any member of the Company Group.

11.  Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.  Arbitration.

(a)               Subject to Section 12(b), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group will be finally settled by arbitration in Bethesda, Maryland, in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable AAA Employment Arbitration Rules. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant and necessary to the dispute before him or her and proportionate to the claims and defenses at issue (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, and be final and binding upon the disputing parties. The parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(b)               Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency relief or temporary or preliminary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary or preliminary injunctive relief) shall be subject to arbitration under this Section 12.

(c)               By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)               Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce this Section 12 or any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

(e)               Notwithstanding anything in this Section 12, to the extent that any dispute, controversy or claim between Employee and the Company arises out of or relates to the LTIP or any awards granted thereunder, such dispute, controversy or claim shall be governed by the terms and conditions set forth in the LTIP and the applicable award agreement(s) evidencing any such awards, each as in effect from time to time.

13.  Defense of Claims. During the Employment Period and thereafter, upon reasonable request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. Following the Employment Period, the Company shall reimburse Employee for all reasonable out of pocket expenses incurred by Employee in rendering such services that are approved by the Company.

14.  Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

15.  Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. Any reference herein to a decision made by the Board relating to Employee’s terms of employment or compensation as set forth herein shall be made by the Board sitting without Employee (if Employee is a member of the Board). All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.  Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Bethesda, Maryland.

17.  Entire Agreement and Amendment. This Agreement and the applicable award agreement documenting the Internalization Awards, if any, contain the entire agreement of the parties with respect to the matters covered herein and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof (including, for the avoidance of doubt that certain Employment Agreement by and between the Company and Employee effective as of July 5, 2016) (collectively, the “Prior Agreement”). Employee acknowledges and agrees that, except with respect to any earned but unpaid base salary for the pay period in which the Effective Date occurred or as expressly provided under Section 3(b) with respect to any Pre-Closing 2020 Bonus, Employee has received all compensation and benefits to which Employee has been entitled and to which Employee ever could be entitled under the Prior Agreement and Employee is not eligible to receive any further or future payments or benefits (including any severance payments) in connection with the termination of the Prior Agreement. For the avoidance of doubt, Employee shall not be eligible to participate in any other severance plan of the Company or any other member of the Company Group, as Employee’s eligibility for severance pay and benefits as set forth herein represents the entire agreement between Employee, on the one hand, and any member of the Company Group, on the other hand, with respect to potential severance pay or benefits. This Agreement may be amended only by a written instrument executed by both parties hereto.

18.  Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.  Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20.  Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Inter-American Management LLC
2 Bethesda Metro Center, Suite 440
Bethesda, Maryland 20814
Attention: General Counsel and Corporate Secretary

If to Employee, addressed to:

Jeffrey Busch
4515 Foxhall Crest NW
Washington, DC 20007

21.  Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.  Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23.  Section 409A.

(a)               Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, after consulting with and receiving the approval of Employee, reform such provision to comply with Section 409A, to the extent such reformation is permitted under Section 409A.

(b)               Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(c)               To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(d)               Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

24.  Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Employee would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm or other valuation specialist selected by the Board in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to provide a gross-up payment to Employee with respect to Employee’s excise tax liabilities under Section 4999 of the Code.

25.  Clawback. To the extent required by applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, GMR or any other applicable member of the Company Group pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement to the extent there is a material financial restatement that affects the Company, GMR or such other applicable member of the Company Group; provided, however, that such forfeiture and/or recoupment shall be limited to the difference between the amounts paid or payable prior to such material financial restatement and the amounts paid or payable after giving effect to the material financial restatement.  The Company, GMR and each member of the Company Group reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures that are consistent with the preceding sentence, including such policies and procedures applicable to this Agreement with retroactive effect.

26.  Offset. In the event that an indemnification claim payable by Employee arises pursuant to Section 7.2 of the Stock Purchase Agreement, dated as of July 9, 2020, by and among GMR, Zensun Enterprises Limited and Employee (the “Purchase Agreement”), and such indemnification claim is not paid in full by Employee in cash or through a transfer from the “Escrow Account” of vested “LTIP Units” to the applicable “GMRE Indemnified Party” in accordance with the terms and conditions set forth in the Purchase Agreement and the “Escrow Agreement,” Employee acknowledges and agrees that the Company may offset against, and Employee authorizes the Company to deduct from, any Annual Bonus payments payable to Employee pursuant to Section 3(b) in a total amount equal to the amount of such indemnification claim; provided, however, that no such offset or deduction shall result in a violation of Section 409A. For purposes of this Section 26, quoted terms shall be defined as in the Purchase Agreement.

27.  Effect of Termination. The provisions of Sections 7, 9-14 and 22 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

28.  Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s representations, covenants, and obligations under Sections 2, 8, 9, 10, 11, 12, 13, and 22 and shall be entitled to enforce such obligations as if a party hereto.

29.  Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Jeffrey Busch
Jeffrey Busch

INTER-AMERICAN MANAGEMENT LLC

By:	/s/ Jamie Barber
Name: Jamie Barber
Title: General Counsel

Signature Page to Employment Agreement

EXHIBIT I

INTERNALIZATION AWARD AGREEMENT

[see attached]

Exhibit I

EXHIBIT II

[FORM OF] GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by Jeffrey Busch (“Employee”) and is that certain Release referred to in Section 7(a) of the Employment Agreement effective as of July 9, 2020 by and between Inter-American Management LLC, a Delaware limited liability company (the “Company”) and Employee. Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.

1.       Termination Benefits. Employee acknowledges and agrees that the last day of Employee’s employment with the Company was ___________, 2___ (the “Separation Date”). If (a) Employee executes this Release on or after the Separation Date and returns it to the Company, care of [NAME] [ADDRESS] [E-MAIL] so that it is received by [NAME] no later than 11:59 p.m., Bethesda, Maryland time on [DATE THAT IS 21 OR 45 DAYS (AS APPLICABLE) FOLLOWING THE SEPARATION DATE] and (b) does not exercise his revocation right pursuant to Section 7 below, then the Company will provide Employee the [applicable Termination Benefits pursuant to Section 7 of the Employment Agreement] [and] [accelerated vesting of the Internalization Award contemplated by Section 3(d) of the Employment Agreement].

2.       Release of Liability for Claims.

(a)               In consideration of Employee’s receipt of the [applicable Termination Benefits (and any portion thereof)] [and] [accelerated vesting of the Internalization Award contemplated by Section 3(d) of the Employment Agreement], Employee hereby releases, discharges and acquits the Company, Global Medical REIT Inc. and its direct and indirect subsidiaries, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any claims, damages, or causes of action related to Employee’s employment with any Company Party or the termination of such employment existing on or prior to the date on which Employee signs this Release (the “Signing Date”), including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Maryland Equal Pay Act or Title 20 of the State Government Article of the Maryland Annotated Code; (I) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (J) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Employee may have under any employment contract (including the Employment Agreement), incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). Notwithstanding the foregoing or any other term of this Release, in no event shall the Released Claims include (1) any claims for Base Salary earned in the pay period in which the Separation Date occurred, (2) any claim for employee benefits that Employee may be entitled to under the Company’s employee benefit plans as of the Separation Date, (3) any claim for reimbursement for expenses that remain unreimbursed as of the Separation Date (subject to the Company's expense reimbursement policies as then in effect), (4) any claim for the applicable Termination Benefits, (5) any claim that first arises after the Signing Date, including any claim with respect to the LTIP or under any award agreement relating Employee’s equity ownership in the Company or any other Company Party that survives the Separation Date, (6) any claim to vested benefits under an employee benefit plan governed by ERISA.

Exhibit II

(b)               Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to receive an award for information provided to a Governmental Agency.

3.       Representation About Claims. Employee represents and warrants that, as of the Signing Date, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

4.       Employee’s Acknowledgments. By executing and delivering this Release, Employee expressly acknowledges that:

(a)       Employee has carefully read this Release and has had sufficient time (and at least [21] [45] days) to consider this Release before signing it and delivering it to the Company;

(b)       Employee has been advised, and hereby is advised in writing, to discuss this Release with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Release;

Exhibit II

(c)       Employee fully understands the final and binding effect of this Release; the only promises made to Employee to sign this Release are those stated herein; and Employee is signing this Release knowingly, voluntarily and of Employee’s own free will, and understands and agrees to each of the terms of this Release;

(d)       The only matters relied upon by Employee and causing Employee to sign this Release are the provisions set forth in writing within the Employment Agreement and this Release; and

(e)       Employee would not otherwise have been entitled to the Termination Benefits but for Employee’s agreement to be bound by the terms of this Release.

5.       Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

6.       Withholding of Taxes and Other Deductions. Employee acknowledges that the Company may withhold from the Termination Benefits all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

7.       Revocation Right. Notwithstanding the initial effectiveness of this Release, Employee may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Employee executes this Release (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed Employee and must be received by [NAME] [ADDRESS] [E-MAIL] before 11:59 p.m., Bethesda, Maryland time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, no Termination Benefits shall be provided and this Release shall be null and void.

8.       Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Exhibit II

IN WITNESS WHEREOF, Employee has executed this Release as of the date set forth below, effective for all purposes as provided above.

Jeffrey Busch

Date:

Exhibit II